Filed Pursuant to Rule 433

Registration No: 333-134553

4YR NC 1YR Lehman Callable

Final Terms and Conditions

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, the Prospectus Supplement No. 1, dated March 28, 2007 and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus, the Series I MTN prospectus supplement and the Prospectus Supplement No. 1 on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus Supplement No. 1, dated March 28, 2007:

http://www.sec.gov/Archives/edgar/data/806085/000110465907022955/a07-6969_42424b2.htm

Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement, Prospectus Supplement No. 1 and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings Inc. (Moody’s: A1/ S&P: A+/Fitch: AA-)
Type:	U.S. MTN
Principal Amount:	AUD$1,500,000 (the notes are denominated in, and the redemption amount paid on the Maturity Date or pursuant to the Issuer’s Call Option will be paid in, Australian dollars)
ISIN:	XS0336095749
Trade Date:	December 14, 2007
Issue Date:	December 21, 2007
Maturity Date:	December 21, 2011, subject to the Issuer’s Call Option
Issue Price:	100%
Redemption Price:	100.0%
Coupon:	8.10%
Interest Payment Dates:	Semi-annually on the 21st of June and December, commencing June 21, 2008 and ending on the Maturity Date, subject to the Issuer’s Call Option
Issuer’s Call Option:

The Issuer has the right on the 21st of each June and December, commencing December 21, 2008, provided that the Issuer gives 5 Business Days notice to the investor, to call the notes in whole or in part at the Redemption Price plus accrued and unpaid interest to the call date. Notwithstanding the above, all payments due on the call date shall be made in full.

Underwriter	Lehman Brothers Inc.
Clearing	Clearstream/Euroclear only.

The notes will not be DTC-eligible and cannot be settled through DTC. The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through participants in Clearstream and Euroclear only. For further information relating to Euroclear and Clearstream Book-Entry Procedures and Settlement, see the Prospectus Supplement No. 1.

Daycount Convention	30/360, Unadjusted
Business Days	New York, Sydney
Denomination:	AUD$1,000/1,000
Fees

	Price to Public (1)	Fees (2)	Proceeds to the Issuer

Per note	AUD$1,000	AUD$3.00	AUD$997
Total	AUD$1,500,000	AUD$4,500	AUD$1,495,500

(1)   The price to public includes Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates, which includes such affiliates expected cost of providing such hedge as well as the profit such  affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)   Lehman Brothers Inc. will receive commissions equal to AUD$3.00 per AUD$1,000 principal amount, or 0.30%, and may use all or a portion of these commissions to pay selling concessions or fees to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to any hedges.

Risk Factors

An investment in the notes entails certain risks not associated with an investment in conventional US dollar-denominated floating rate or fixed rate medium-term notes.  See “Risk Factors” in the Series I MTN prospectus supplement.

United States Federal Income Tax Treatment

Lehman Brothers Holdings Inc. intends to treat the notes as foreign currency debt securities as described under “United States Federal Income Tax Consequences—Debt Securities—Foreign Currency Debt Securities” in the Prospectus dated May 30, 2006.